Exhibit 10.1

CREDIT AGREEMENT

          THIS CREDIT AGREEMENT, dated as of July 24, 2014, is by and among MGC DIAGNOSTICS CORPORATION, a Minnesota corporation (“Holding Company”) and MEDICAL GRAPHICS CORPORATION, a Minnesota corporation (“Medical Graphics”) (each of Holding Company and Medical Graphics are also referred to individually and collectively as the “Borrower” and each reference to the Borrower herein shall mean each such entity, collectively and individually, as the context may require and as applicable), and BMO HARRIS BANK N.A., a national banking association (the “Bank”).

RECITALS:

          A.          The Borrower has requested that the Bank make available to the Borrower a Revolving Credit Facility (defined below) and a Term Loan (defined below).

          B.          The Bank has agreed to make available to the Borrower the Revolving Credit Facility and the Term Loan, all upon the terms and conditions of this Agreement.

AGREEMENTS:

          IN CONSIDERATION of the foregoing premises, and the mutual covenants set forth herein, the parties agree as follows:

          ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS

          Section 1.1          Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set out respectively after each (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

          Acquisition: Any transaction by which the Holding Company acquires, either directly or through a Subsidiary, all (100%) of the equity interests of any Person, or all or substantially all of the assets, or a division or line of business of, any Person.

          Act of Bankruptcy: With respect to any Person, if (i) the Person shall (1) be or become insolvent, or (2) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of the Person or of all or a substantial part of the Person’s property, or (3) commence a voluntary case under any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution, liquidation or similar proceeding under the laws of any jurisdiction, or (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or the like, or (5) admit in writing the Person’s inability to pay the Person’s debts as they mature, or (6) make an assignment for the benefit of the Person’s creditors; or (ii) a proceeding or case shall be commenced, without the application or consent of the Person, in any court of competent jurisdiction, and such proceeding or case shall not be dismissed within 60 days after commencement, seeking (1) the liquidation, reorganization, dissolution, winding up or the composition or adjustment of debts of the Person, (2) the appointment of a trustee, receiver, custodian or liquidator or the like of the Person or of all or any substantial part of the Person’s property, or (3) similar relief in respect of the Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts.

          Adjusted EBITDA: For any period of determination and with respect to the Borrower on a Consolidated Basis, the sum of EBITDA for such period plus deductions for (i) all charges payable in connection with the closing of this Agreement and the MediSoft Acquisition, including all commitment and origination fees, and all legal, accounting and other costs incurred in connection with consummation the MediSoft Acquisition and this Agreement in an aggregate amount not to exceed $1,000,000, (ii) all charges payable in connection with the negotiation of or closing of any Permitted Acquisition, including all legal, accounting and other costs incurred in connection therewith, in an aggregate amount not to exceed $500,000 and in any event reasonably acceptable to the Bank, (iii) all charges payable in connection with the implementation of an inventory management system in an aggregate amount not to exceed $250,000, and (iv) one-time or nonrecurring non-cash charges (including any such charges required pursuant to FASB Statement No. 144 regarding accounting for the impairment or disposal of long-lived assets) acceptable to the Bank, all as determined in accordance with GAAP.

          Adjusted Fixed Charge Coverage Ratio: For any period of determination and with respect to the Borrower on a Consolidated Basis, the ratio of (a) Adjusted EBITDA for such period, divided by (b) the sum of Interest Expense paid in cash in such period, plus principal payments made on Indebtedness in such period, plus income taxes paid in cash in such period, plus cash dividends, distributions and share repurchases made in such period. The Adjusted Fixed Charge Coverage Ratio shall be determined at the end of each fiscal quarter on a trailing four-quarter basis.

          Adjusted LIBOR Rate: With respect to any Interest Period for a LIBOR Loan, the annual rate of interest equal to (a) the LIBOR for such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Percentage. The Bank shall determine the Adjusted LIBOR Rate based on the foregoing, and the Bank’s determination thereof shall be conclusive and binding except in the case of manifest error.

          Adverse Effect: A material adverse effect on (i) the business, operations, property, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Bank thereunder.

          Affiliate: Any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower or any of its Subsidiaries, or (ii) 10% or more of the equity interest of which is held beneficially or of record by the Borrower or any of its Subsidiaries. Control for purposes of this definition means the possession, directly or indirectly, of the power to cause the direction of management and policies of a Person, whether through the ownership of voting securities or otherwise.

          Agreement: This Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

          Applicable Margin: For any day, the rate per annum set forth below opposite the level (the “Level”) then in effect;it being understood that (i) the Applicable Margin for Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin” and (ii) the Applicable Margin for LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”:

Level	Total Leverage Ratio	Base Rate Margin	LIBOR Margin
I	Less than 1.00	1.25%	2.25%
II	Equal to or greater than 1.00 but not greater than 2.00	1.50%	2.50%
III	Greater than 2.00	1.75%	2.75%

The Base Rate Margin and the LIBOR Margin shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the earlier of the date the Borrower provides or is required to provide the annual and quarterly financial statements and other information pursuant to Sections 8.1(a) or 8.1(b), as applicable, and the related Compliance Certificate pursuant to Section 8.1(c). Notwithstanding anything contained in this paragraph to the contrary, (a) if the Borrower fails to deliver the financial statements and Compliance Certificate in accordance with the provisions of Sections 8.1(a), 8.1(b) and 8.1(c), the Base Rate Margin and the LIBOR Margin shall be based upon Level III above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; and (b) the initial Applicable Margin on the date hereof shall be based on Level III until the date on which the financial statements and Compliance Certificate are required to be delivered for the fiscal quarter ending July 31, 2014. Notwithstanding the foregoing, from and after the occurrence of any Default or Event of Default and continuing thereafter until such Default or Event of Default shall be remedied to the written satisfaction of, or waived in writing by, the Bank, the Applicable Margin shall, at the election of the Bank, be that rate that would otherwise be then in effect plus 2.0%.

          Bank Product Obligations: All amounts owing by the Borrower to the Bank, or any affiliates of the Bank, with respect to (i) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower now or hereafter maintained with the Bank or its affiliates, (ii) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (iii) any other deposit, disbursement, and cash management services afforded to the Borrower by the Bank or its affiliates.

          Base Rate: For any day, an annual rate of interest equal to the highest of (i) the rate which the Bank announces from time to time as its prime commercial rate, as in effect on such day, (ii) the Federal Funds Rate, as in effect on such day, plus one-half of one percent (0.50%) and (iii) the Adjusted LIBOR Rate in effect on such day for a one-month Interest Period, plus one percent (1.00%). The Lender’s prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer and the Bank may make loans at rates of interest at, above, or below such rate.

          Base Rate Loan: Any Loan which bears interest at a rate determined by reference to the Base Rate.

          Base Rate Margin: The “Base Rate Margin” set forth in the definition of Applicable Margin.

          Business Day: Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which banks are permitted to be open in Minneapolis, Minnesota; and, for purposes of notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is also a day for trading by and between banks in United States dollar deposits in the London interbank eurodollar market.

          Capital Expenditure: Any amount debited to the fixed asset account on the balance sheet in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

          Capitalized Lease: Any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP.

          Cash Collateralized: With respect to outstanding Letters of Credit, that such Letters of Credit have been cash collateralized by deposit of funds at the Bank equal to 105% of the face amount of such Letters of Credit.

          Change in Control: Any one or more of the following events: (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 50% or more of the voting common stock of the Holding Company, (b) individuals who constitute Continuing Directors cease for any reason to constitute at least a majority of the board of directors of the Borrower, (c) the Holding Company fails to own, directly or indirectly, 100% of the outstanding equity interests in Medical Graphics, and/or (d) at any time after the consummation of the MediSoft Acquisition, the Holding Company fails to own, indirectly (through one or more Subsidiaries), 100% of the outstanding equity interests in MediSoft.

          Code: The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

          Collateral: The collateral as defined in Section 5.1.

          Compliance Certificate: The compliance certificate in such form as the Bank may require from time to time to be delivered by the Borrower to the Bank.

          Consolidated Basis: In reference to the Borrower, the Borrower and its Subsidiaries.

          Continuing Directors: Directors of the Borrower on the date hereof and each other director, if in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the Continuing Directors.

          Covered Subsidiary(ies): Each Domestic Subsidiary, each Foreign Subsidiary which is a pass-thru entity for United States income tax purposes, each Subsidiary which has guarantied any of the Obligations, each Subsidiary whose equity interests have been pledged to secure any of the Obligations, and each Subsidiary which has pledged any of its assets to secure the Obligations, or any one or more of such Subsidiaries

          Credit Party: The Borrower, any Subsidiary of the Borrower, any Person who at any time guaranties the Obligations or pledges any assets to secure the Obligations, or any one or more of them.

          Default: Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

          Domestic Subsidiary: Each Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof.

          EBITDA: For any period of determination and with respect to the Borrower on a Consolidated Basis, the sum of net income for such period plus deductions for Interest Expense, taxes, depreciation, and amortization for such period, all as determined in accordance with GAAP.

          ERISA: The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

          ERISA Affiliate: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

          Eurocurrency Reserve Percentage: The aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards, if necessary, to the next 1/100 of 1%) in effect on any day to which the Bank is subject with respect to LIBOR Loans pursuant to regulations issued by the Federal Reserve Board (or any governmental authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under Regulation D. The Eurocurrency Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          Event of Default: Any event described in Section 10.1.

          Federal Funds Rate: For any day, an annual rate of interest equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank. The Bank’s determination of such rate shall be binding and conclusive absent manifest error.

          Federal Reserve Board: The Board of Governors of the Federal Reserve System or any successor thereto.

          Foreign Subsidiary: Each Subsidiary of the Borrower that is not a Domestic Subsidiary.

          GAAP: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied, subject, however, to Section 1.2.

          Group of LIBOR Loans: LIBOR Loans having the same Interest Period which expire on the same day.

          Guarantor(s): Any Person who may guaranty the Obligations, or any one or more of them.

          Guaranty(ies): Each Guaranty Agreement executed by a Guarantor, and delivered to the Bank, and respecting the Obligations, as they may be amended, modified, supplemented, restated or replaced from time to time, or any one or more of them.

          Indebtedness: Without duplication, all indebtedness for borrowed money or similar credit extended to or for the account of a Person, including without limitation (a) obligations secured by any Lien existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation evidenced by notes, bonds, debentures or similar instruments; (c) any obligation for the deferred purchase price of any property or service; (d) any obligation as lessee under any Capitalized Lease; (e) any credit card obligations outstanding longer than 60 days; (f) all guaranties, endorsements and other contingent obligations respecting liabilities of others; and (g) undertakings or agreements to reimburse or indemnify issuers of letters of credit. For all purposes of this Agreement Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

          Intellectual Property Security Agreement(s): Those certain Intellectual Property Security Agreements at any time executed by a Credit Party and delivered to the Bank, as each may be amended, modified, supplemented, restated or replaced from time to time, or any one or more of them.

          Interest Expense: For any period, the total interest expense for such period (whether paid in cash, accrued or deferred, and including any default interest) on Indebtedness of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

          Interest Payment Date: With respect to (a) any Base Rate Loan, the last day of each calendar month and the maturity date of such Loan, (b) any LIBOR Loan having an Interest Period of three (3) months or shorter, the last day of such Interest Period and the maturity date of such Loan, (c) any LIBOR Loan having an Interest Period longer than three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period, and the maturity date of such Loan, and (d) any Loan (other than a Revolving Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

          Interest Period: With respect to any LIBOR Loan, a period of one (1), two (2), three (3) or six (6) months; provided that:

                    (i)          the initial Interest Period for such Loan shall commence on the date of such Loan (including the date of any conversion from a Loan of another Type), and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Interest Period expires;

                    (ii)          if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                    (iii)          any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                    (iv)          each principal installment of the Term Loan shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loan shall have an Interest Period determined as set forth above; and

                     (v)          no Interest Period applicable to a Revolving Loan may extend beyond the Revolving Credit Expiration Date, and no Interest Period applicable to the Term Loan may extend beyond the Term Loan Maturity Date.

          Investment: The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

          Letter(s) of Credit: Any letter(s) of credit issued by the Bank pursuant to this Agreement for the account of the Borrower.

          Letter of Credit Fee: As defined in Section 2.3(f).

          LIBOR: For any Interest Period with respect to a LIBOR Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of such rate) for United States dollar deposits at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the LIBOR for such Interest Period shall be the rate per annum reasonably determined by the Bank as the rate of interest at which United States dollar deposits in the approximate amount of the LIBOR Loans subject to such Interest Period would be offered by the Bank to major banks in the London interbank eurodollar market at their request at or about 10:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. The Bank shall determine LIBOR based on the foregoing, and the Bank’s determination thereof shall be conclusive and binding except in the case of manifest error.

          LIBOR Loan: Any Loan which bears interest at a rate determined by reference to the Adjusted LIBOR Rate.

          LIBOR Margin: The “LIBOR Margin” set forth in the definition of Applicable Margin.

          Lien: Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

          Loan(s): The Revolving Loans, the Term Loan, or any one or more of them.

          Loan Documents: This Agreement, the Notes, the Security Agreements, the Pledge Agreement, the Intellectual Property Security Agreements, any Rate Protection Agreement, and each other instrument, document, guaranty, security agreement, pledge agreement, mortgage, negative pledge agreement or other agreement executed and delivered by the Borrower or any other Person granting security interests or providing credit enhancements in connection with this Agreement, the Loans or any collateral for the Loans.

          maturity date: The Revolving Credit Expiration Date or the Term Loan Maturity Date, as the context may require.

          MediSoft: MediSoft SA, a limited liability company (“société anonyme”) incorporated under Belgian law.

          MediSoft Acquisition: The acquisition of MediSoft in accordance with the terms and conditions of that certain Stock Purchase Agreement among MGC Diagnostics Belgium S.P.R.L., a private limited liability company incorporated under Belgian law and a subsidiary of the Holding Company, Guy Martinot and Jean-Benoit Martinot, dated as of July 10, 2014, in the form delivered to the Bank.

          Note(s): The Revolving Note, the Term Note, or any one or more of them.

          Obligations: The obligation of the Borrower: (a) to pay the principal of and interest on the Loans in accordance with the terms hereof and thereof, and to satisfy all of the Borrower’s other obligations to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, whether matured or unmatured, whether direct or contingent, whether joint, several or joint and several, including without limitation the obligations pursuant to letters of credit, obligations with respect to any interest rate swaps, caps, collars or other derivative or hedging products, including without limitation the Rate Protection Obligations, Bank Product Obligations, obligations with respect to any corporate credit cards or other banking products, and obligations to or credit from others in which the Bank has a direct or indirect interest (including without limitation participations), including any extensions, modifications, renewals thereof and substitutions therefor; (b) to repay to the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral; and (c) to pay all of the Bank’s expenses and costs, together with the reasonable and documented fees and expenses of its counsel in connection with the preparation and negotiation of this Agreement and other Loan Documents, and any amendments thereto and the documents required hereunder or thereunder, or any proceedings brought or threatened to enforce payment of any of the Obligations described in clauses (a) or (b) above.

          PBGC: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

          Permitted Acquisition: Any Acquisition (other than the MediSoft Acquisition) that occurs when the following conditions have been satisfied:

                    (i)          the aggregate consideration payable in connection with such Acquisition (including cash, equity and Indebtedness or liabilities incurred or assumed) (x) does not exceed $1,000,000, or (y) taken together with the aggregate consideration for all Permitted Acquisitions consummated after the date hereof and prior to the date of such Acquisition, does not exceed $3,000,000;

                    (ii)          before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Credit Party set forth in the Loan Documents shall be and remain true and correct in all material respects;

                   (iii)          before and after giving effect to such Acquisition, the Borrower is in pro forma compliance with each of the financial covenants set forth in Section 8.2 for the four fiscal quarters preceding the date of such Acquisition and for the four fiscal quarters following such Acquisition, as if such Acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance, and using reasonable projections for future periods, and the Borrower shall have delivered to the Bank a pro forma Compliance Certificate certifying to the foregoing at least 7 days prior to the date of the consummation of such Acquisition;

                   (iv)           reasonably prior to such Acquisition, the Bank shall have received complete executed or final copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Bank may reasonably require to evidence the termination of Liens on the assets or business to be acquired;

(v) such Acquisition is consensual and approved by the equity holders or the board of directors (or the equivalent thereof) of the Person whose equity or assets are being acquired;

                    (vi)          the Person or assets being acquired is located in the United States or European Union, and is in a substantially similar line of business conducted by the Borrower and its Subsidiaries on the date hereof or a line of business reasonably related thereto;

                    (vii)         such Acquisition is consummated in compliance with all requirements of applicable law, and all consents and approvals from any governmental authority or other Person required in connection with such Acquisition have been obtained;

                    (viii)        after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, the sum of (a) the Revolving Credit Facility minus (b) the aggregate unpaid principal amount of all outstanding Revolving Loans (together with the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and any Unpaid Drawings) is at least $1,500,000;

(ix) the Borrower shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all Guaranties, Security Agreements and other documents required under Section 8.15;

(x) if the Acquisition is structured as a merger, the Borrower is the surviving entity; and

(xi) the Borrower has delivered to the Bank a certificate certifying that each of the conditions set forth above has been satisfied.

          Permitted Lien: Any Lien of a kind specified in paragraphs (a)-(g) of Section 9.11.

          Person: Any natural person, corporation, limited liability company, limited company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

          Plan: An employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

          Pledge Agreement (s): Those certain Pledge Agreements at any time executed by a Credit Party and delivered to the Bank, as each may be amended, modified, supplemented, restated or replaced from time to time, or any one or more of them.

          Rate Protection Agreement: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which the Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by the Borrower with a Rate Protection Provider.

          Rate Protection Obligations: The liabilities, indebtedness and obligations of the Borrower, if any, to any Rate Protection Provider under a Rate Protection Agreement.

          Rate Protection Provider: The Bank or any affiliate of the Bank, that is the counterparty of the Borrower under any Rate Protection Agreement.

          Reportable Event: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

          Revolving Credit Expiration Date: The date that first occurs: (i) July 24, 2015, or (ii) the date on which the Revolving Credit Facility is terminated pursuant to Section 10.2.

          Revolving Credit Facility: The revolving credit facility under which the Bank may make Revolving Loans to the Borrower in accordance with Section 2.1, Section 2.3(g) and/or Section 4.5, up to an aggregate principal amount (including the aggregate maximum amount available to be drawn under outstanding Letters of Credit and any Unpaid Drawings) at any one time outstanding not to exceed $3,000,000.

          Revolving Loan(s): Any loan(s) made by the Bank to the Borrower under the Revolving Credit Facility.

          Revolving Note: That certain Revolving Note, dated the date hereof, executed by the Borrower and made payable to the order of the Bank in the original principal amount of $3,000,000, as it may be amended, modified, supplemented, restated or replaced from time to time.

          Security Agreement(s): Those certain Security Agreements at any time executed by a Credit Party and delivered to the Bank, as each may be amended, modified, supplemented, restated or replaced from time to time, or any one or more of them.

          Subordinated Debt: Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent that the Bank has approved in writing prior to the date hereof or prior to the creation of such Indebtedness.

          Subsidiary: Any Person of which or in which the Borrower and any Person that otherwise satisfies this definition of a “Subsidiary” of any Borrower own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock or other equity interests having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, or the board of governors or managers of such Person, if it is a limited liability company or a limited company, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization. Except as the context may otherwise require, references to “Subsidiary” or “Subsidiaries” herein shall constitute references to a Subsidiary or Subsidiaries of a Borrower.

          Term Loan: The term loan in the aggregate amount of $4,000,000 made by the Bank to the Borrower in accordance with Section 2.2.

          Term Loan Maturity Date: The date that first occurs: (i) July 24, 2019, or (ii) the date on which the Term Loan is accelerated pursuant to Section 10.2.

          Term Note: That certain Term Note, dated the date hereof, executed by the Borrower and made payable to the order of the Bank in the original principal amount of $4,000,000, as it may be amended, modified, supplemented, restated or replaced from time to time.

          Total Leverage Ratio: For any determination date and with respect to the Borrower on a Consolidated Basis, the ratio of (i) the sum of all Indebtedness on such date divided by (ii) Adjusted EBITDA for the four fiscal quarters ending on such date, all as determined in accordance with GAAP.

          Trade Accounts Payable: The trade accounts payable of any Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person’s business.

          Type: A Base Rate Loan or a LIBOR Loan.

          Unpaid Drawing. As defined in Section 2.3(d).

          Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles 8 and 9 hereof) shall be made in accordance with GAAP consistently applied. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

          Section 1.3 Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided.

ARTICLE 2 TERMS OF LENDING

Section 2.1 Terms of Revolving Credit Facility.

          (a)          Revolving Credit Facility. Subject to and upon the terms and conditions hereof and in reliance upon the representations and warranties of the Borrower herein, the Bank agrees to make Revolving Loans to the Borrower under the Revolving Credit Facility from time to time from the date hereof until the Revolving Credit Expiration Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided that the aggregate unpaid principal amount of all outstanding Revolving Loans (together with the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and any Unpaid Drawings), shall not exceed the Revolving Credit Facility at any time. If, at any time, or for any reason, the principal amount outstanding under the Revolving Loans (together with the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and any Unpaid Drawings) exceeds the Revolving Credit Facility, the Borrower shall immediately pay to the Bank, in cash, the amount of such excess.

          (b)          Borrowing Procedures. Each time the Borrower desires to obtain a Revolving Loan under the Revolving Credit Facility, such request shall be in writing (which may be by fax/e-mail transmission) or by telephone, and must be given so as to be received by the Bank (x) prior to 11:00 a.m. (Minneapolis time) on the requested date of each Base Rate Loan and (y) prior to 11:00 a.m. (Minneapolis time) three (3) Business Days prior to the requested date of each LIBOR Loan. Each request for a Revolving Loan shall be irrevocable and shall specify (i) the aggregate principal amount of such Revolving Loan, (ii) the date of such Revolving Loan (which shall be a Business Day), (iii) the Type of such Revolving Loan, and (iv) in the case of a LIBOR Loan, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Loan shall consist entirely of Base Rate Loans or

LIBOR Loans, as the Borrower may request. The aggregate principal amount of each LIBOR Loan shall not be less than $500,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Loan shall not be less than $100,000 or a larger multiple of $50,000; provided that Base Rate Loans made pursuant to Section 2.3(g) or Section 4.5 may be made in lesser amounts. At no time shall the total number of Groups of LIBOR Loans outstanding at any time exceed six (6). Any request for a Revolving Loan shall be deemed to be a representation that no event has occurred and is continuing, or will result from such Revolving Loan, which constitutes a Default or an Event of Default, and that the Borrower’s representations and warranties contained in Article 7 are true and correct as of the date of the Revolving Loan as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date). Unless any applicable condition precedent specified in Article 6 has not been satisfied or waived by the Bank, the Bank shall make the amount of the requested Revolving Loan available to the Borrower at the Bank’s main office in Minneapolis, Minnesota, in immediately available funds not later than 5:00 p.m. (Minneapolis time) on the date requested. The Borrower shall be obligated to repay all Revolving Loans the Bank reasonably determines were requested on behalf of the Borrower notwithstanding the fact that the person requesting the same was not in fact authorized to do so.

          (c)          The Revolving Note. The obligation of the Borrower to repay any and all Revolving Loans made under Section 2.1, Section 2.3(g) and/or Section 4.5, shall be evidenced by the Revolving Note. The Bank shall enter in its records the amount of each advance under, and the payments made on, the Revolving Credit Facility, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

Section 2.2 Terms of the Term Loan.

          (a)          Term Loan. Subject to and upon the terms and conditions hereof and in reliance upon the representations and warranties of the Borrower herein, the Bank agrees to make the Term Loan to the Borrower on the date hereof. The Term Loan shall be a Base Rate Loan until converted in accordance with Section 3.1(c); provided that any such conversion shall not occur prior to the consummation of the MediSoft Acquisition.

          (b)          Term Note. The obligation of the Borrower to repay the Term Loan shall be evidenced by the Term Note. The Bank shall enter in its records the amount of the payments made on the Term Loan, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

Section 2.3 Terms of the Letter of Credit Facility.

          (a)          Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to issue Letters of Credit for the account of the Borrower from time to time until the Revolving Credit Expiration Date in such amounts as the Borrower shall request, provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause (a) all outstanding Revolving

Loans made under Section 2.1 (together with the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and any Unpaid Drawings) to exceed the Revolving Credit Facility, or (b) the aggregate face amount of all Letters of Credit outstanding on such date to exceed $500,000.

          (b)          Procedures for Letters of Credit. Each request for a Letter of Credit shall be made by the Borrower in writing, by fax or e-mail transmission received by the Bank by 2:00 p.m. (Minneapolis time) on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article 6 have been and will be satisfied. The Bank may require that such request be made on such letter of credit application and reimbursement agreement form as the Bank may from time to time specify (provided that if there is any conflict between the terms of this Agreement and any such reimbursement agreement, the terms of this Agreement shall control), along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request.

          (c)          Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrower. All Letters of Credit must expire not later than the Business Day preceding the Revolving Credit Expiration Date, unless Cash Collateralized. No Letter of Credit may have a term longer than 12 months unless otherwise agreed by the Bank.

          (d)          Agreement to Repay Letter of Credit Drawings. If the Bank has received documents purporting to draw under a Letter of Credit that the Bank believes conform to the requirements of the Letter of Credit, or if the Bank has decided that it will comply with the Borrower’s written or oral request or authorization to pay a drawing on any Letter of Credit that the Bank does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Bank by 9:30 a.m. (Minneapolis time) on the day on which such drawing is to be paid in immediately available funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Bank for the full amount of such drawing by 10:00 a.m. (Minneapolis time) on the date on which the Bank in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of Revolving Loans pursuant to Section 2.3(g), is an “Unpaid Drawing.”

          (e)          Obligations Absolute. The obligation of the Borrower under Section 2.3(d) to repay the Bank for any amount drawn on any Letter of Credit and to repay the Bank for any Revolving Loans made under Section 2.3(g) to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(1) any lack of validity or enforceability of any Letter of Credit;

            (2)          the existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

            (3)          any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Bank, nor any of its officers, directors or employees, shall be liable or responsible for, and the obligations of the Borrower to the Bank shall not be impaired by:

(A) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(B)          the validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(C) the acceptance by the Bank of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(D)          any other action of the Bank in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

          (f)            Letter of Credit Fees. For each Letter of Credit issued, the Borrower jointly and severally agrees to pay to the Bank, in advance payable on the date of issuance, a fee (a “Letter of Credit Fee”) in an amount determined by applying a per annum rate equal to 1.50% to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fee, the Borrower jointly and severally agrees to pay to the Bank, on demand, all issuance, amendment, drawing and other fees regularly charged by the Bank to its letter of credit customers and all reasonable expenses incurred by the Bank in connection with the issuance, amendment, administration or payment of any Letter of Credit.

          (g)          Loans to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists, the Bank is authorized (and the Borrower does hereby so authorize the Bank) to make a Revolving Loan (regardless of noncompliance with the applicable conditions precedent specified in Article 6 and regardless of whether a Default or Event of Default then exists) (which Revolving Loan shall be a Base Rate Loan) in an amount equal to the amount of the Unpaid Drawing to reimburse the Bank for such Unpaid Drawing. If at the time the Bank makes a Revolving Loan pursuant to the provisions of this Section, the applicable conditions precedent specified in Article 6 shall not have been satisfied, the Borrower shall pay to the Bank interest on the funds so advanced at a floating rate per annum equal to the sum of the rate otherwise applicable thereto, plus 2.0%.

          ARTICLE 3 INTEREST AND COSTS

          Section 3.1       Interest. Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. The unpaid principal amount of a Revolving Loan may be, from time to time, a Base Rate Loan or a LIBOR Loan; and the unpaid principal amount of the Term Loan may be, from time to time, Base Rate Loans or LIBOR Loans, or a combination thereof. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than six (6) Groups of LIBOR Loans shall be outstanding at any time. The Loans shall accrue interest as follows:

          (a)          Base Rate Loans. The unpaid principal amount of each Revolving Loan which is a Base Rate Loan, and each portion of the Term Loan which is a Base Rate Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Base Rate Margin. The Bank may lend to its customers at rates that are at, above, or below the interest rates applicable to the Base Rate Loans.

          (b)          LIBOR Loans. The unpaid principal amount of each Revolving Loan which is a LIBOR Loan, and each portion of the Term Loan which is a LIBOR Loan, shall bear interest for each Interest Period applicable thereto at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the LIBOR Margin. The Bank may lend to its customers at rates that are at, above, or below the interest rates applicable to the LIBOR Loans.

          (c)          Continuation/Conversion. The Term Loan shall initially be a Base Rate Loan, and each Revolving Loan shall initially be of the Type specified in the applicable request. Thereafter, the Borrower may elect from time to time to:

              (i)          convert LIBOR Loans to Base Rate Loans by giving the Bank irrevocable notice of such election no later than 11:00 a.m. one (1) Business Day prior to the date of such conversion; provided that any such conversion of LIBOR Loans may be made only on the last day of the Interest Period applicable thereto;

              (ii)          convert Base Rate Loans to LIBOR Loans by giving the Bank irrevocable notice of such election no later than 11:00 a.m. three (3) Business Days prior to the date of such conversion (which notice shall specify the length of the initial Interest Period applicable thereto); provided that no Base Rate Loan may be converted to a LIBOR Loan when any Default or Event of Default has occurred and is continuing or after the date that is one (1) month prior to the maturity date; and

              (iii)          continue any LIBOR Loan as a LIBOR Loan upon the expiration of the then current Interest Period applicable thereto by giving the Bank irrevocable notice of such election no later than 11:00 a.m. three (3) Business Days prior to the end of the then current Interest Period (which notice shall specify the length of the next Interest Period to be applicable to such Loans); provided that no LIBOR Loan may be continued as a LIBOR Loan at the end of the applicable Interest Period when any Default or Event of Default has occurred and is continuing or after the date that is one (1) month prior to the maturity date; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of the then expiring Interest Period.

Notwithstanding anything to the contrary in this Agreement, no LIBOR Loans may be made on the date hereof, and all borrowings, conversions, continuations and optional prepayments of LIBOR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (i) after giving effect thereto, the aggregate principal amount of the LIBOR Loans comprising each Group of LIBOR Loans shall be equal to $500,000 or a larger multiple of $100,000 in excess thereof, and (ii) no more than six (6) Groups of LIBOR Loans shall be outstanding at any one time.

          Section 3.2 Computation. All computations of interest on the outstanding principal balance of each Base Rate Loan shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on a basis of a 360-day year and actual days elapsed (which results in a higher effective interest rate than the numeric interest rate stated in this Agreement and in more fees, as applicable, being paid than if computed on the basis of a 365-day or 366-day year).

          Section 3.3 Payment Dates. Interest accruing on the principal balance of the Loans shall be due and payable on the Interest Payment Date applicable thereto. Interest on any Loan (other than a Revolving Loan that is a Base Rate Loan) which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.

          Section 3.4 Increased Costs. If, as a result of any generally applicable law, rule, regulation, treaty or directive, or any generally applicable change therein or in the interpretation or administration thereof, or compliance by the Bank with any generally applicable request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency, in each case after the date hereof:

          (a)          any tax, duty or other charge with respect to any Note, any Loan or the Revolving Credit Facility is imposed, modified or deemed applicable, or the basis of taxation of payments to the Bank of interest or principal of the Loans (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office) is changed;

          (b)          any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank is imposed, modified or deemed applicable;

(c) any increase in the amount of capital required or expected to be maintained by the Bank or any Person controlling the Bank is imposed, modified or deemed applicable; or

(d) any other condition affecting this Agreement, the Notes, the Loans or the Revolving Credit Facility is imposed on the Bank or the relevant funding markets;

and the Bank reasonably and in good faith determines that, by reason thereof, the cost to the Bank of making or maintaining the Loans or the Revolving Credit Facility is increased, or the amount of any sum receivable by the Bank hereunder or under any Note in respect of any Loan is reduced; then, the Borrower shall pay to the Bank upon demand (which demand shall include sufficient evidence thereof) such additional amount or amounts as will compensate the Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction. In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods.

          A certificate signed by an officer of the Bank setting forth any additional amount required to be paid by the Borrower to the Bank under any provision of this Section 3.4, and the computations made by the Bank to determine such additional amount, shall be submitted by the Bank to the Borrower in connection with each demand made at any time by the Bank upon the Borrower under any of such provisions. Such certificate, in the absence of manifest error, shall be conclusive as to the additional amount owed. Notwithstanding anything to the contrary set forth in Section 3.4, if the Bank has unreasonably delayed or withheld such certificate, the Bank shall not be entitled to receive additional payments for periods occurring prior to the one hundred eightieth (180th) day before the receipt of such certificate (provided that this limitation shall not apply to reductions arising out of the retroactive application of any law, treaty, rule, regulation, guideline or order which arises during such one hundred eighty (180) day period); and provided further, that the Bank shall not be entitled to any such additional amounts, unless the Bank is imposing similar types of assessments on other similarly situated borrowers.

          Section 3.5       Funding Indemnity. If any payment of a LIBOR Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, payment, prepayment or otherwise, or a LIBOR Loan is not made, converted or continued on the date specified by the Borrower for any reason other than default by the Bank, the Borrower jointly and severally will indemnify the Bank for any loss or cost incurred by it resulting therefrom, including without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Loan, in addition to any customary fees charged by the Bank in connection with the foregoing.

          Section 3.6 Late Fees. In the event that any amount is not paid within 10 days after the due date thereof (other than due to a failure of the “auto-pay” mechanism contemplated by the first sentence of Section 4.6 to the extent of available funds in such account), the Borrower shall pay to the Bank upon demand a late charge equal to 5% of such overdue amount or $5.00, whichever is greater. This late charge is in addition to any default rate of interest that may be imposed.

          Section 3.7 Closing Fee. On the date hereof, the Borrower shall pay to the Bank a closing fee in the amount of $35,000. In addition, on the date hereof, the Borrower shall pay all of the Bank’s legal fees and expenses incurred in connection with the preparation, negotiation and execution of the Loan Documents, all filing and recording fees, and all of the Bank’s out-of-pocket costs in connection with its due diligence.

          Section 3.8 Illegality. If the Bank determines that it is unlawful or impossible to make, maintain or fund any LIBOR Loan, the obligation of the Bank to make or to continue LIBOR Loans shall be suspended until the circumstances giving rise to such suspension no longer exist. During any such suspension, all Loans shall be made or continued as Base Rate Loans.

          ARTICLE 4 PAYMENTS AND PREPAYMENTS

          Section 4.1 Repayment.

          (a)          Revolving Loans. Principal of the Revolving Loans shall be due and payable on the Revolving Credit Expiration Date. In addition, the Revolving Loans shall be subject to prepayment as provided in Section 2.1 and/or Section 4.3.

          (b)          Term Loan. Principal of the Term Loan shall be paid in equal monthly installments of $66,666.67 each, due and payable on the last day of each month commencing August 31, 2014. In addition, the Term Loan shall be subject to prepayment as provided in Section 4.3.

          Section 4.2 Optional Prepayments.

          (a)          Revolving Loans. The Borrower may prepay the Revolving Loans which are Base Rate Loans in whole or in part at any time without premium or penalty. The Borrower may prepay the Revolving Loans which are LIBOR Loans at the end of the Interest Period applicable thereto without premium or penalty. Any prepayment of a LIBOR Loan must be accompanied by accrued and unpaid interest on the amount prepaid. If a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.5.

          (b)          Term Loan. The Borrower may prepay that portion of the Term Loan which are Base Rate Loans in whole or in part at any time without premium or penalty. The Borrower may prepay that portion of the Term Loan which are LIBOR Loans at the end of the Interest Period applicable thereto without premium or penalty. Any prepayment of a LIBOR Loan must be accompanied by accrued and unpaid interest on the amount prepaid. If a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.5.

          Section 4.3 Mandatory Prepayments; Accelerated Payments.

(a) Mandatory Prepayments. The Loans are subject to mandatory prepayment as follows:

                 (i)          No later than the third (3rd) Business Day following the date of receipt by the Borrower or any Guarantor (which is a Subsidiary) of any proceeds of any sale or disposition by the Borrower or such Guarantor of any of its assets, or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower or such Guarantor in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds from the sales of assets permitted under Section 9.2 and (ii) proceeds from casualty insurance policies or eminent domain, condemnation or similar proceedings that are reinvested in assets then used or usable in the business of the Borrower or such Guarantor within 180 days following receipt thereof, so long as such proceeds are held in accounts at the Bank until reinvested.

                 (ii)        No later than the third (3rd) Business Day following the date of receipt by the Borrower or any Guarantor (which is a Subsidiary) of any proceeds from any issuance of equity or Indebtedness by the Borrower or such Guarantor, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower or such Guarantor in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 9.10; provided, further, the Borrower shall not be required to prepay the Obligations with respect to any proceeds received or deemed to be received in connection with any equity issuances from, under or pursuant to (i) the exercise of employee stock options; (ii) the Borrower’s employee share purchase plan; (iii) restricted stock awards; (iv) performance share awards; (v) director compensation; and (vi) the exercise of the warrant issued in connection with the MediSoft Acquisition.

                 (iii)       The Borrower shall pay the Term Loan in full on August 15, 2014, in the event that the MediSoft Acquisition shall not have been consummated on or before August 14, 2014 in accordance with Section 9.9(k) below.

          (b)          Accelerated Payments. Upon the occurrence of an Event of Default and the acceleration of the Loans and Notes, pursuant to and as permitted by Section 10.2, the Loans and all other Obligations shall be immediately due and payable as provided in Section 10.2 and in the Notes.

          Section 4.4 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m. (Minneapolis time) on the dates due at the main office of the Bank in Minneapolis, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on any Loan or Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

          Section 4.5 Advances. The Bank is hereby authorized to pay accrued interest on the Loans, the principal of the Loans, any and all other amounts due and payable under the Loan Documents, and any checks presented for payment, by making one or more Revolving Loans (which shall be Base Rate Loans), all without further authorization of the Borrower.

          Section 4.6 Auto-Pay; Debits. The Borrower acknowledges and agrees that Holding Company’s main operating account at the Bank (account number 3290285) shall be set-up on “auto-pay” to pay scheduled payments on the Loans on each due date. In addition, the Bank shall have the right to pay accrued interest on the Loans, the principal of the Loans, any and all other amounts due and payable under the Loan Documents, and any checks presented for payment, by debiting any accounts of the Borrower at the Bank, all without further authorization of the Borrower. The Bank shall deliver prompt written notice to the Borrower of any such debit (provided, however, that failure to give such notice shall not invalidate any such debit).

          Section 4.7 Application of the Payments. Any voluntary prepayment of any Loan shall be applied to such Loan as the Borrower may direct, and any prepayment shall be applied first to the payment of accrued interest then due and payable, and then to the reduction of principal of such Loan (and in the case of the Term Loan, in inverse order of maturity). Any prepayment resulting from an acceleration of the Loans and Notes shall be applied to any and all of the Loans and Notes in such order and such amounts as the Bank may from time to time determine and direct, notwithstanding any contrary instructions or directions of the Borrower.

          ARTICLE 5 COLLATERAL SECURITY

          Section 5.1 Composition of the Collateral. The property in which a security interest is granted pursuant to this Agreement, any Security Agreement or any other Loan Document and the provisions of Section 5.2 is herein collectively called the “Collateral.” The Collateral, together with all the Borrower’s other property of any kind held by the Bank, shall stand as one general, continuing collateral security for all of the Obligations, and may be retained by the Bank until all Obligations (other than inchoate indemnification obligations) have been satisfied in full in cash, the Revolving Credit Facility has terminated or expired and all outstanding Letters of Credit have been Cash Collateralized.

          Section 5.2 Rights in Property Held by the Bank. As security for the prompt satisfaction of all Obligations, the Borrower hereby collaterally assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants to the Bank a lien on and a security interest in, any amounts which may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of setoff which the Bank may have.

          Section 5.3 Priority of Liens. The liens as provided for under this Agreement, the Security Agreements and the other Loan Documents shall be first and prior liens, subject only to Permitted Liens.

          Section 5.4 Further Assurances. The Borrower will authorize, execute and deliver such security agreements, assignments and UCC financing statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Bank as the Bank may specify and will pay or reimburse the Bank for all costs of filing or recording the same in such public offices as the Bank may designate, and take such other steps as the Bank shall direct, including the noting of the Bank’s lien on the chattel paper or any vehicle certificates of title, in order to perfect the Bank’s interest in the Collateral.

          ARTICLE 6 CONDITIONS PRECEDENT

          Section 6.1 Conditions of Initial Loan. The obligation of the Bank to make the initial Loan hereunder, and the Bank’s obligation to issue the initial Letter of Credit hereunder, shall be subject to the satisfaction of the conditions precedent, in addition to the conditions precedent set forth in Section 6.2 below, that the Bank shall have received all of the following, in form and substance satisfactory to the Bank, each duly executed and certified or dated the date hereof or such other date as is satisfactory to the Bank:

(a) This Agreement, duly executed by the Borrower.

(b) The Revolving Note and the Term Note, each duly executed by the Borrower.

(c) The Security Agreements and the Intellectual Property Security Agreements, each duly executed by the Borrower.

(d) The Pledge Agreement, duly executed by the Holding Company.

(e) Such Certificates of Good Standing, and certified organizational documents, officer’s certificates, and legal opinions respecting the Borrower as the Bank may request.

(f) Evidence showing that the insurance required by the Loan Documents is in full force and effect.

          (g)          Copies of the executed purchase agreement and final drafts of the closing documents relating to the MediSoft Acquisition, including without limitation any employment agreements or non-compete agreements to be executed by any party.

(h) Such other documents or instruments as the Bank may reasonably request to consummate the transaction contemplated hereby.

          Section 6.2 Conditions Precedent to all Loans. The obligation of the Bank to make any Loan hereunder, and the Bank’s obligation to issue any Letter of Credit hereunder, shall be subject to the satisfaction of the following conditions precedent (and any request for a Loan or the issuance of a Letter of Credit shall be deemed a written certification that such conditions precedent have been satisfied):

          (a)          Before and after giving effect to such Loan or issuance of such Letter of Credit, the representations and warranties contained in Article 7 shall be true and correct, as though made on the date of such Loan or issuance of such Letter of Credit (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

(b) Before and after giving effect to such Loan or issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

          ARTICLE 7 REPRESENTATIONS AND WARRANTIES

          To induce the Bank to enter into this Agreement, to grant the Revolving Credit Facility and to make Loans and to issue Letters of Credit hereunder, the Borrower (each individually and collectively, and jointly and severally) represents and warrants to the Bank as follows:

          Section 7.1 Organization, Standing, Etc. Each of the Borrower and its Subsidiaries is a limited liability company or corporation or other legal entity, as the case may be, duly organized and validly existing and in good standing, as may be applicable, under the laws of the jurisdiction of its organization/incorporation/formation, and has all requisite company/corporate/entity power and authority to carry on its businesses as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to perform its obligations under the Loan Documents. Each of the Borrower and its Subsidiaries is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted and as proposed to be conducted by it makes such qualification necessary, and where the failure to so qualify could reasonably be expected to have an Adverse Effect. Each of the Borrower and its Subsidiaries

holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted and as proposed to be conducted in each jurisdiction in which it carries or proposes to carry on such business, and where the failure to so hold any such certificate, license or permit could reasonably be expected to have an Adverse Effect.

          Section 7.2 Authorization and Validity. The execution, delivery and performance by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party have been duly authorized by all necessary company/corporate action, and the Loan Documents constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

          Section 7.3 No Conflict; No Default. The execution, delivery and performance by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party will not (a) violate any provision of any applicable law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect, (b) violate or contravene any provisions of its Articles of Organization/Incorporation, or Limited Liability Company Agreement/Operating Agreement/Bylaws or any member/shareholder control agreement, or similar constituent document, (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or any of its properties may be bound, in which the consequences of such breach or default could reasonably be expected to have an Adverse Effect, or (d) result in the creation of any Lien on any of its assets, other than Permitted Liens. Each of the Borrower and its Subsidiaries is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to have an Adverse Effect.

          Section 7.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any of the Borrower and its Subsidiaries to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents to which it is a party, except for the filing of UCC financing statements.

          Section 7.5 Financial Statements and Condition. The Borrower’s consolidated and consolidating financial statements, as at any time furnished to the Bank by the Borrower, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at the dates specified therein and the results of their operations and changes in financial position for the periods ended as of the dates specified therein. As of the dates of such financial statements, the Borrower and its Subsidiaries have not had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since the date of the most recent financial statements, no event has occurred that could reasonably be expected to have an Adverse Effect.

          Section 7.6 Litigation. Except as set forth on Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any of their respective properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which could reasonably be expected to have an Adverse Effect.

          Section 7.7 Compliance. Each of the Borrower and its Subsidiaries is in compliance with all statutes and governmental rules and regulations applicable to it, the failure to comply with which could reasonably be expected to have an Adverse Effect.

          Section 7.8 Environmental, Health and Safety Laws. There does not exist any violation by any of the Borrower and its Subsidiaries of any applicable federal, state, local or foreign law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which could reasonably be expected to have an Adverse Effect. None of the Borrower and its Subsidiaries have received any notice to the effect that any part of its operations or properties is not in compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could reasonably be expected to have an Adverse Effect.

          Section 7.9 ERISA. Each Plan complies with all applicable requirements of ERISA and the Code and with all applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements, the failure to comply with which could reasonably be expected to have an Adverse Effect. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.

          Section 7.10 Margin Stock. None of the Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Federal Reserve Board) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Federal Reserve Board.

          Section 7.11 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good and marketable title to its owned real properties (except for any Permitted Liens described in Sections 9.11(a), (b), (d), (e) or (f)) and good and sufficient title to its other owned properties (except for any Permitted Liens). None of the properties, revenues or assets of any of the Borrower and its Subsidiaries is subject to a Lien, except for Permitted Liens.

          Section 7.12 Taxes. Each of the Borrower and its Subsidiaries has filed all federal, state, local and foreign tax returns required to be filed (or properly filed for extension of the deadline for such filings) and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than such filings, taxes, fees or charges the filing, amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower and its Subsidiaries). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges have been made in compliance with GAAP.

          Section 7.13 Licenses and Infringement. Each of the Borrower and its Subsidiaries possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, except where the failure to so possess such items does not have an Adverse Effect. To the best of the Borrower’s knowledge, there does not exist and there is no reason to anticipate that there may exist, any liability to any of the Borrower and its Subsidiaries with respect to any claim of infringement regarding any franchise, patent, copyright, trademark or trade name possessed or used by any of the Borrower and its Subsidiaries, which could reasonably be expected to have an Adverse Effect.

          Section 7.14 Investment Company Act; Public Utility Holding Company Act. None of the Borrower and its Subsidiaries are an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended. None of the Borrower and its Subsidiaries are a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company, in each case within the meaning of the Public Utility Holding Company Act of 2005, as amended.

          Section 7.15 Subsidiaries. None of the Borrower and its Subsidiaries have any Subsidiaries, except as set forth on Schedule 7.15 (subject to Section 9.9(k) below).

          Section 7.16 Partnerships and Joint Ventures. None of the Borrower and its Subsidiaries are a partner (limited or general) in any partnerships nor a joint venturer in any joint ventures, except as set forth on Schedule 7.16.

          Section 7.17 Use of Proceeds. The Borrower will use the proceeds of the Loans only as follows (and for no other purposes): (a) the Borrower will use the proceeds of advances under the Revolving Credit Facility for the Borrower’s general working capital purposes, including without limitation to finance Capital Expenditures and to finance Permitted Acquisitions, and (b) the Holding Company will use the proceeds of the Term Loan to partially fund the purchase price of the MediSoft Acquisition.

          Section 7.18 Solvency. After giving effect to the making of each Loan and the issuance of each Letter of Credit, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its respective debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower does not intend to, nor does the Borrower believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature; (d) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (e) the Borrower does not have nor will it have unreasonably small capital with which to conduct its business. For purposes of this Section, the amount of contingent liabilities on and as of any date shall be computed as the amount that, in light of all the facts and circumstances existing on and as of such date, represents the amount that can reasonably be expected to become an actual or matured liability.

          Section 7.19 Labor Matters. The Borrower is not subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Borrower that singly or in the aggregate could reasonably be expected to have an Adverse Effect. Hours worked by and payment made to employees of the Borrower are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

          Section 7.20 Anti-Terrorism Laws. None of the Borrower and its Subsidiaries are in violation of any law, regulation or list of any government agency including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order 13224 or the USA Patriot Act, that prohibits or limits the conduct of business with or receiving of funds, goods or services to or for the benefit of certain persons and entities specified therein or that prohibits or limits the Bank from making any loan or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

          Section 7.21 Completeness of Disclosures. No representation or warranty by the Borrower contained herein or in any other Loan Document, or in any certificate or other document furnished heretofore or concurrently with the signing of this Agreement or any other Loan Document, or in any certificate or other document furnished by the Borrower to the Bank in connection with the transactions contemplated herein or under any other Loan Document, contains any untrue statement of a material fact or omits to state a material fact which would prevent or materially inhibit the Borrower from performing this Agreement or any other Loan Document according to its terms.

          Section 7.22 Survival of Representations. All of the representations and warranties set forth in the immediately preceding subsections shall survive until all the Obligations (other than inchoate indemnification obligations) shall have been satisfied in full, the Revolving Credit Facility shall have terminated or expired and all outstanding Letters of Credit shall have been Cash Collateralized.

Each of the foregoing warranties and representations shall be deemed to be repeated and reaffirmed on and as of the date any Loan is made hereunder by the Bank to the Borrower and on and as of the day any Letter of Credit is issued hereunder by the Bank for the benefit of the Borrower.

          ARTICLE 8 AFFIRMATIVE COVENANTS

          From the date of this Agreement and thereafter until the Revolving Credit Facility is terminated or expires, all outstanding Letters of Credit have been Cash Collateralized and the Obligations (other than inchoate indemnification obligations) have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower (each individually and collectively, and jointly and severally) will do all of the following and will cause each Subsidiary to do all of the following:

Section 8.1 Financial Statements and Reports. Furnish to the Bank:

          (a)          Within 90 days after the end of each fiscal year of the Borrower, (i) the annual consolidated financial statements of the Borrower and its Subsidiaries prepared in conformity with GAAP, consisting of at least statements of income, cash flow and owners’ equity for such year, and a balance sheet as at the end of such year, all in reasonable detail and audited by the Borrower’s independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank and containing the unqualified opinion of such accountants; and (ii) company-prepared consolidating financial statements of the Borrower and its Subsidiaries prepared in conformity with GAAP, consisting of at least statements of income, cash flow and owners’ equity for such year, and a balance sheet as at the end of such year, all in reasonable detail and certified by the Borrower’s Chief Financial Officer.

          (b)          Within 45 days after the end of each fiscal quarter of the Borrower, a copy of the company-prepared consolidated and consolidating financial statements of the Borrower and its Subsidiaries prepared in conformity with GAAP (except for the lack of footnotes and other presentation items), consisting of statements of income and cash flow for such quarter, and a balance sheet as at the end of such quarter, and certified by the Borrower’s Chief Financial Officer.

(c) Within 45 days after the end of each fiscal quarter of the Borrower, a Compliance Certificate signed by the Borrower’s Chief Financial Officer.

          (d)          Within 60 days after the end of each fiscal year of the Borrower, an operating budget for the Borrower for the following fiscal year, in reasonable detail and in form and substance reasonably acceptable to the Bank, signed or certified by the Borrower’s Chief Financial Officer.

          (e)          From time to time, such other information regarding the business, operation and financial condition of any of the Borrower and its Subsidiaries, or any other Credit Party, as the Bank may reasonably request.

Section 8.2 Financial Covenants.

          (a)          Maintain its Total Leverage Ratio (tested at the end of each fiscal quarter) at not greater than (i) 3.00 on July 31, 2014, October 31, 2014, January 31, 2015 and April 30, 2015; (ii) 2.75 on July 31, 2015, October 31, 2015, January 31, 2016 and April 30, 2016; and (iii) 2.50 on July 31, 2016 and thereafter.

(b) Maintain its Adjusted Fixed Charge Coverage Ratio (determined at the end of each fiscal quarter) at not less than 1.25.

          Section 8.3 Company/Corporate Existence. Maintain its limited liability company or corporate, as the case may be, existence in good standing under the laws of its jurisdiction of organization/incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and where the failure to so qualify could reasonably be expected to have an Adverse Effect. Without limiting the generality of the foregoing, each of the Borrower and its Subsidiaries will maintain all of its certificates, permits, licenses and agreements of any kind or nature necessary to the operation of its business as presently conducted and as proposed to be conducted in full force and effect and in good standing, where the failure to so hold any such certificate, permit, license or agreement could reasonably be expected to have an Adverse Effect.

          Section 8.4 Insurance. Maintain with financially sound and reputable insurance companies such insurance in such amounts and against such risks as is reasonably requested by the Bank or as may be required by law or as may be customary in the case of reputable corporations/companies engaged in the same or similar business and similarly situated. The Borrower shall furnish to the Bank full information and written evidence as to the insurance maintained by any of the Borrower and the Covered Subsidiaries. All policies insuring the Borrower or any Covered Subsidiary shall contain the insurer’s promise not to cancel the policy without 30 days prior written notice to the Bank at its address set forth below. All policies insuring the Borrower or any Covered Subsidiary shall name the Bank as an additional insured or lender loss payee, as appropriate, as its interests may appear.

          Section 8.5 Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it (subject to applicable extensions of time to file) and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, would result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on its books in accordance with GAAP, and so long as such failure to pay or resulting Lien could not reasonably be expected to have an Adverse Effect. In addition, and without limitation, the Borrower and each Covered

Subsidiary shall promptly pay all Trade Accounts Payable in accordance with their terms, except where subject to a valid setoff right, defense or counterclaim asserted in good faith.

          Section 8.6 Inspection; Collateral Audits. With respect to the Borrower and each Covered Subsidiary, permit any Person designated by the Bank to visit and inspect any of its properties, corporate/company books and financial records, to examine and to make copies of its books of accounts and other financial records, to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, and to conduct such collateral audits and appraisals, at such times (during regular business hours) and intervals as the Bank may reasonably designate. The reasonable expenses of the Bank for all such visits, inspections, examinations, audits and appraisals shall be at the expense of the Borrower; provided that if no Default or Event of Default exists and is continuing, then the Borrower shall only be obligated to reimburse the Bank for one such examination per year.

          Section 8.7 Maintenance of Properties. With respect to the Borrower and each Covered Subsidiary, maintain its properties used or useful in the conduct of its business in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment, and, except for obsolete or unuseful properties, make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be conducted in the ordinary course of business consistent with past practices.

          Section 8.8 Books and Records. With respect to the Borrower and each Covered Subsidiary, keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

          Section 8.9 Compliance. Comply with the requirements of all applicable local, state, federal and foreign laws, and of all rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject to the extent non-compliance (either alone or in the aggregate) could reasonably be expected to have an Adverse Effect.

          Section 8.10 ERISA. Maintain each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code to the extent non-compliance (either alone or in the aggregate) could reasonably be expected to have an Adverse Effect.

          Section 8.11 Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters, to the extent non-compliance (either alone or in the aggregate) could reasonably be expected to have an Adverse Effect.

          Section 8.12 Notice of Litigation. With respect to the Borrower and each Covered Subsidiary, promptly provide written notice to the Bank of all litigation, arbitration or mediation proceedings, and of all proceedings by or before any court or governmental or regulatory agency affecting it, which alone seeks in excess of $75,000, or which in the aggregate seeks in excess of $500,000, describing the nature thereof and the steps being taken with respect to such proceeding, unless the matter is fully covered by insurance and the insurer has assumed the defense thereof.

          Section 8.13 Notice of Default; Adverse Effect. Promptly provide written notice to the Bank of any Default or Event of Default, describing the nature thereof and what action the Borrower proposes to take with respect thereto. Promptly provide written notice to the Bank of any event which could reasonably be expected to have an Adverse Effect, describing the nature thereof and what action the Borrower/Subsidiary proposes to take with respect thereto.

          Section 8.14 Accounts and Treasury Management Services. From and after December 31, 2014, maintain all of the Borrower’s and each Domestic Subsidiary’s operating and depository accounts at the Bank, and all of its treasury management services with the Bank or the Bank’s affiliates.

          Section 8.15 Guaranty and Pledge by Subsidiaries. Cause each Domestic Subsidiary and each Foreign Subsidiary (which is a pass-thru entity for United States income tax purposes) to execute and deliver to the Bank a Guaranty and a Security Agreement (and other appropriate documents) to evidence such Subsidiary’s guaranty of the Obligations and pledge of its assets to secure the Obligations, all in form and substance customary for transactions of this type and reasonably acceptable to the Bank. Notwithstanding the foregoing, in no event shall more than 66% of the voting equity interests of any Foreign Subsidiary (which is not a pass-thru entity for United States income tax purposes) be pledged to secure the Obligations.

          ARTICLE 9 NEGATIVE COVENANTS

          From the date of this Agreement and thereafter until the Revolving Credit Facility is terminated or expires, all outstanding Letters of Credit have been Cash Collateralized and the Obligations (other than inchoate indemnification obligations) have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower (each individually and collectively, and jointly and severally) will not do any of the following and will not cause or allow any of its Subsidiaries to do any of the following:

          Section 9.1 Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person, except the Borrower may make Permitted Acquisitions.

          Section 9.2 Sale of Assets. Sell, transfer, assign, lease or otherwise convey all or any part of its assets (whether in one transaction or in a series of transactions) to any Person other than sales of inventory in the ordinary course of business and sales of equipment which is obsolete or no longer useful in connection with its business.

          Section 9.3 Purchase of Assets. Purchase or lease or otherwise acquire any right, title or interest in or to any real or personal property (including the acquisition of the equity interests of any other Person) not directly related to or necessary in connection with the operation of its business in the ordinary course as conducted prior to the date of this Agreement or proposed to be conducted as of the date of this Agreement.

          Section 9.4 Plans. Permit any condition to exist in connection with any Plan which constitutes grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any of its properties, revenues or assets or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $250,000.

          Section 9.5 Change in Nature of Business. Make any material change in the nature of its business as carried on by it prior to the date hereof, and as proposed as of the date hereof to be carried on by it after the date hereof.

          Section 9.6 Subsidiaries, Partnerships, Joint Ventures. Do any of the following: (a) except for the Subsidiaries identified on Schedule 7.15 (subject to Section 9.9(k) below) and except for Permitted Acquisitions, form or acquire any Person which would thereby become a Subsidiary, or (b) except for the partnerships and joint ventures identified on Schedule 7.16, form or enter into any partnership as a limited or general partner or into any joint venture.

          Section 9.7 Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would: (a) prohibit it from granting, or otherwise limit its ability to grant, to the Bank any Lien on any of its assets or properties; or (b) be violated or breached by its performance of its obligations under the Loan Documents.

          Section 9.8 Restricted Payments. Either: (a) purchase or redeem or otherwise acquire for value any of its equity interests/capital stock/membership interests or any warrants or other like instruments, declare or pay any dividends or distributions with respect to any of its equity interests/capital stock/membership interests or any warrants or like instruments, make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any of its equity interests/capital stock/membership interests or any warrants or like instruments, or set aside any funds for any such purpose; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any of its Indebtedness that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for payments that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination. Notwithstanding the foregoing, (1) any Borrower or its wholly-owned Subsidiaries may make dividends or distributions to any Borrower; (2) any Borrower or its Subsidiaries may make dividends or distributions or repurchase shares in any amount provided that (x) no Default or Event of Default then exists or would result therefrom and (y) after giving effect to such dividends, distributions and share repurchases, the Borrower is in pro forma compliance with its Adjusted Fixed Charge Coverage Ratio covenant for the next two succeeding fiscal quarter-end determination dates (using reasonable projections for future periods) and the Borrower delivers a certificate showing such compliance prior to the dividend/distribution/share repurchase being made; and (3) nothing in this Section 9.8 shall prohibit or require prior approval or certification for (y) any share withholding by the Borrower for tax payments in connection with (i) the exercise of any stock option by any employee or director or (ii) the vesting of any restricted stock grant held by an employee or director, or (x) the acceptance of the tendering of any shares (including by attestation) to the Borrower upon the exercise and payment of employee or director stock option, or vesting of any restricted stock grant.

          Section 9.9 Investments. Acquire for value, make, have or hold any Investments, except:

(a) Investments outstanding on the date hereof, as listed on Schedule 9.9;

(b) direct obligations of, or guaranteed by, the United States of America or an agency or instrumentality thereof;

(c) progress payments, prepaid rent or security deposits made in the ordinary course of business and consistent with past practices;

          (d)           commercial paper issued by U.S. corporations rated “A-1” by Standard & Poor’s Ratings Services (a division of The McGraw-Hill Companies, Inc.) or “P-1” by Moody’s Investors Service, Inc. or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(e) deposits at the Bank or its affiliates, and Investments sold by the Bank or its affiliates;

(f) Rate Protection Agreements;

(g) Investments in Subsidiaries listed on Schedule 7.15 (subject to Section 9.9(k) below), and partnerships and joint ventures listed on Schedule 7.16;

(h) loans to officers and employees of the Borrower not exceeding at any one time an aggregate amount for all such loans of $100,000;

(i) Investments constituting Permitted Acquisitions;

(j) deposits at banks in Europe to accommodate any Foreign Subsidiary’s normal course of business operations; and

          (k)           the MediSoft Acquisition, provided that (i) the MediSoft Acquisition is consummated on or before August 14, 2014, (ii) the MediSoft Acquisition is consummated in accordance with the documents delivered to the Bank under Section 6.1(g) above, (iii) after giving effect to the MediSoft Acquisition the Borrower’s Total Leverage Ratio will not be greater than 3.00, (iv) after giving effect to the MediSoft Acquisition the Borrower’s cash on hand in an account at the Bank will not be less than $4,000,000 and no amounts shall be outstanding under the Revolving Credit Facility, and (v) all Indebtedness owed by MediSoft or its subsidiaries shall be paid in full no later than the tenth (10th) day following the date that the MediSoft Acquisition is consummated.

          Section 9.10 Indebtedness. Create, incur, issue, assume or suffer to exist any Indebtedness, except:

(a) the Obligations, including without limitation Rate Protection Obligations;

(b) Indebtedness outstanding on the date hereof, as listed on Schedule 9.10, and any amendments, extensions, renewals or refinancings (but not increases) of such Indebtedness;

(c) Subordinated Debt;

(d) Indebtedness to finance Capital Expenditures, provided that such Indebtedness incurred does not exceed $250,000 in the aggregate at any time outstanding;

(e) unsecured earnouts and non-competition agreement payments, in each case, incurred in connection with a Permitted Acquisition; and

          (f)           other Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding (provided, however, in no event shall the Borrower provide a guaranty, or otherwise become obligated, with respect to debt of any Subsidiary which is not a Guarantor).

          Section 9.11 Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

(a) Liens in favor of the Bank securing the Obligations;

(b) Liens existing on the date of this Agreement, as listed on Schedule 9.11;

(c) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of its business;

          (d)           Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 8.5;

          (e)           Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.5;

          (f)           Liens in the nature of easements, rights of way, zoning restrictions and irregularities of title, all of which in the aggregate do not materially detract from the value of the property subject to such Liens or materially impair its use of the property subject to such Liens in the ordinary course of its business; and

          (g)           Liens in connection with the acquisition of Capital Expenditures, provided that such Liens attach only to the property being acquired, the Indebtedness secured thereby is permitted under Section 9.10(d), and such Indebtedness does not exceed 100% of the fair market value of such property at the time of acquisition thereof.

          Section 9.12 Contingent Payments or Liabilities. Either: (i) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any Person who is not a Borrower or a Guarantor, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any Person who is not a Borrower or a Guarantor.

          Section 9.13 Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

          Section 9.14 Transactions with Affiliates. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

          Section 9.15 Use of Proceeds. Permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

          Section 9.16 Government Regulation. Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to it or from otherwise conducting business with it, or fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

          Section 9.17 Fiscal Year. Change its fiscal year end from October 31; provided, however, that MediSoft’s fiscal year end may be December 31 until such time as the Borrower may elect to change MediSoft’s fiscal year end to October 31.

          Section 9.18 Capital Expenditures. Pay or incur, or permit to be paid or incurred, any Capital Expenditures during any fiscal year which exceed in the aggregate (i) $2,500,000 for the 2014 fiscal year, and (ii) $2,500,000 (plus any Carry-Over Amount (as defined below)) for the 2015 fiscal year and each fiscal year thereafter. In the event that the Capital Expenditures permitted to be made in any fiscal year is greater than the actual amount of the Capital Expenditures actually made in such fiscal year, then 50% of the amount of such excess (referred to as the “Carry-Over Amount”) may be carried forward to the next succeeding fiscal year (the “Succeeding Fiscal Year”); provided that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that fiscal year until the amount permitted above to be expended in such fiscal year has first been used in full and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.

          ARTICLE 10 EVENTS OF DEFAULT AND REMEDIES

          Section 10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

          (a)          Any Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of any Loan, or any interest on any Loan, or any fee or other amount required to be made to the Bank pursuant to the Loan Documents (excluding any failure as a result of a failure of the “auto-pay” mechanism contemplated by the first sentence of Section 4.6 to the extent of available funds in such account); or

          (b)           Any representation or warranty made or deemed to have been made by or on behalf of any Borrower or any other Credit Party in the Loan Documents or on behalf of any Borrower or any other Credit Party in any certificate, statement, report or other writing furnished by or on behalf of any Borrower or any other Credit Party to the Bank pursuant to the Loan Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified; or

(c) Any Borrower or any Subsidiary shall fail to comply with Section 8.1, Section 8.2, Section 8.4 or Section 8.5 hereof or any Section of Article 9 hereof; or

          (d)           Any Borrower or any other Credit Party shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for a period of 30 days after the earlier of: (i) the date any Borrower gives notice of such failure to the Bank, (ii) the date any Borrower has actual knowledge of such failure, or (iii) the date the Bank gives notice of such failure to any Borrower; or

(e) An Act of Bankruptcy shall occur with respect to any Borrower or any other Credit Party, or any one or more of them; or

          (f)           A judgment or judgments for the payment of money in excess of the sum of $500,000 in the aggregate shall be rendered against any Borrower or any other Credit Party and such Borrower or such other Credit Party shall not pay or discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within such period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (g)           Any material item of property of any Borrower or any other Credit Party (including, without limitation, the Collateral) shall be garnished or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of 30 days during which execution is not effectively stayed; or

          (h)           The institution by any Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, any Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $500,000, or the institution by the PBGC of steps to terminate any Plan; or

          (i)             The maturity of any Indebtedness of any Borrower or any other Credit Party (other than Indebtedness under this Agreement) owed to the Bank, or the maturity of any Indebtedness of any Borrower or any other Credit Party in an aggregate amount equal to or greater than $500,000 owed to others, shall be accelerated, or any Borrower or any other Credit Party shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than any applicable grace or cure period which shall have the effect of causing or permitting the holder of any such Indebtedness to cause such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

(j) Notice of any tax lien shall be filed or issued with respect to taxes in excess of $250,000 in the aggregate; or

          (k)             Any Borrower shall fail to pay any amount payable in respect of any Rate Protection Agreement when the same becomes due and payable (whether by scheduled payment, termination or likewise), and such failure shall continue after the applicable grace period, if any, specified in such agreement; or

(l) Any Change in Control shall occur; or

(m) The Holding Company’s stock shall fail to be listed on NASDAQ or another national securities exchange; or

          (n)           Any Guarantor shall dissolve, or any Guarantor shall revoke or purport to revoke such Guarantor’s Guaranty or other agreements in favor of the Bank, or any Guarantor shall fail to deliver any financial statements or other information required under such Guarantor’s Guaranty, or any Guarantor shall fail to pay when due any amounts required to be paid by such Guarantor under such Guarantor’s Guaranty.

          Section 10.2 Remedies. If (a) any Event of Default described in Section 10.1(e) shall occur, the Revolving Credit Facility shall automatically terminate and the outstanding unpaid principal balance of the Loans and Notes, the accrued interest thereon and all other Obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable, and the Borrower shall without demand pay to the Bank an amount equal to 105% of the aggregate face amount of all outstanding Letters of Credit, to be held by the Bank as cash collateral until expiry or cancellation of such Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare the Revolving Credit Facility to be terminated, whereupon the Revolving Credit Facility shall terminate, (ii) declare that the outstanding unpaid principal balance of the Loans and Notes, the accrued and unpaid interest thereon and all other Obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon such Loans and Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without further demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrower pay to the Bank an amount equal to 105% of the aggregate face amount of all outstanding Letters of Credit, to be held by the Bank as cash collateral until the expiry or cancellation of such Letters of Credit. In addition, upon any Event of Default, the Bank may exercise all rights and remedies under any other instrument, document or agreement between the Borrower or any other Credit Party and the Bank, and enforce all rights and remedies under any applicable law, including without limitation the rights and remedies available upon default to a secured party under the Uniform Commercial Code as adopted in the State of Minnesota, including, without limitation, the right to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties.

          Section 10.3 Offset. In addition to the remedies set forth in Section 10.2, upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, the Bank or any other holder of any Note may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with the Bank or such other holder, as the case may be, or any obligations of the Bank or such other holder of such Note, against the Obligations then owed by the Borrower. Nothing in this Agreement shall be deemed a waiver or prohibition of any party’s rights of banker’s lien, offset, or counterclaim, which right the Borrower hereby grants to each of the Bank.

          ARTICLE 11 RELATIONSHIP AMONG BORROWERS

          Section 11.1 Joint and Several Liability. BY SIGNING THIS AGREEMENT, EACH BORROWER AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER BORROWER, FOR THE PAYMENT OF ANY NOTE AND ALL OTHER OBLIGATIONS OF THE BORROWER UNDER THIS AGREEMENT, AND THAT THE BANK CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY ONE OR MORE BORROWER, IN THE BANK’S SOLE AND UNLIMITED DISCRETION.

          Section 11.2 The Bank’s Rights to Administer the Loans. The Bank may at any time and from time to time, without the consent of, or notice to, any Borrower, without incurring responsibility to any Borrower, and without affecting, impairing or releasing any of the obligations of any Borrower hereunder:

          (a)           alter, change, modify, extend, release, renew, cancel, supplement or amend in any manner the Loan Documents provided that Holding Company has consented thereto in writing, and the Borrowers’ joint and several liability shall continue to apply after giving effect to any such alteration, change, modification, extension, release, renewal, cancellation, supplement or amendment;

          (b)           sell, exchange, surrender, realize upon, release (with or without consideration) or otherwise deal with in any manner and in any order any property of any Borrower or any other Person mortgaged to the Bank or otherwise securing the Borrowers’ joint and several liability, or otherwise providing recourse to the Bank with respect thereto;

(c) exercise or refrain from exercising any rights against any Borrower or others with respect to the Borrowers’ joint and several liability, or otherwise act or refrain from acting;

          (d)           settle or compromise any Borrower’s joint and several liability, any security therefor or other recourse with respect thereto, or subordinate the payment or performance of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to any creditor of such Borrower, including without limitation, the Bank;

(e) apply any sum received by the Bank from any source in respect of any liabilities of any Borrower to the Bank to any of such liabilities, regardless of whether any Note remains unpaid;

          (f)           fail to set off and/or release, in whole or in part, any balance of any account or any credit on its books in favor of any Borrower, or of any other Person, and extend credit in any manner whatsoever to any Borrower, and generally deal with any Borrower and any security for the Borrowers’ joint and several liability or any recourse with respect thereto as the Bank may see fit; and/or

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Loan Document, including, without limitation, any agreement providing collateral security for the payment of the Borrowers’ joint and several liability or any other indebtedness of any Borrower to the Bank.

          Section 11.3 Primary Obligation. No invalidity, irregularity or unenforceability of all or any part of any Borrower’s joint and several liability or of any security therefor or other recourse with respect thereto shall affect, impair or be a defense to any other Borrower’s joint and several liability, and all obligations under the Notes and this Agreement are primary obligations of each Borrower.

          Section 11.4 Payments Recovered From the Bank. If any payment received by the Bank and applied to any Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the obligations to which such payment was applied shall be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such obligations as fully as if such application had never been made. References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

          Section 11.5 No Release. Until the Notes and all other Obligations (other than inchoate indemnification obligations) have been irrevocably paid in full and each and every one of the covenants and agreements of this Agreement are fully performed, the obligations of any Borrower hereunder shall not be released, in whole or in part, by any action or thing (other than irrevocable payment in full) which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, extension, modification, forbearance or delay or other act or omission of the Bank or its failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Bank whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, any Borrower, nor shall any modification of any Note or this Agreement or release of any security therefor by operation of law or by the action of any third party affect in any way the obligations of any Borrower hereunder, and each Borrower hereby expressly waives and surrenders any defense to its liability hereunder based upon any of the foregoing acts, omissions, things, agreements, or waivers of any of them. No Borrower shall be exonerated with respect to its liabilities under this Agreement by any act or thing except irrevocable payment and performance of the obligations, it being the purpose and intent of this Agreement that the obligations constitute the direct and primary obligations of each Borrower and that the covenants, agreements and all obligations of each Borrower hereunder be absolute, unconditional and irrevocable.

          Section 11.6 Actions Not Required. Each Borrower hereby waives any and all right to cause a marshalling of any other Borrower’s assets or any other action by any court or other governmental body with respect thereto insofar as the rights of the Bank hereunder are concerned or to cause the Bank to proceed against any security for the Borrowers’ joint and several liability or any other recourse which the Bank may have with respect thereto, and further waives any and all requirements that the Bank institute any action or proceeding at law or in equity against any other Borrower or anyone else, or with respect to this Agreement, the Loan Documents, or any collateral security for the Borrowers’ joint and several liability, as a condition precedent to making demand on, or bringing an action or obtaining and/or enforcing a judgment against, a Borrower. Each Borrower further waives any requirement that the Bank seek performance by any other Borrower or any other person, of any obligation under this Agreement, the Loan Documents or any collateral security for the Borrowers’ joint and several liability as a condition precedent to making a demand on, or bringing an action or obtaining and/or enforcing a judgment against, such Borrower. No Borrower shall have any right of setoff against the Bank with respect to any of its obligations hereunder. Any remedy or right hereby granted which shall be found to be unenforceable as to any person or under any circumstance, for any reason, shall in no way limit or prevent the enforcement of such remedy or right as to any other person or circumstance, nor shall such unenforceability limit or prevent enforcement of any other remedy or right hereby granted.

          Section 11.7 Deficiencies. Each Borrower specifically agrees that in the event of a foreclosure under any Security Agreement, any Pledge Agreement, any other security agreement, pledge agreement, mortgage or other similar agreement held by the Bank which secures any part or all of the Borrowers’ joint and several liability and in the event of a deficiency resulting therefrom, each Borrower shall be, and hereby is expressly made, liable to the Bank for the full amount of such deficiency notwithstanding any other provision of this Agreement or provision of such agreement, any document or documents evidencing the indebtedness secured by such agreement or any other document or any provision of applicable laws which might otherwise prevent the Bank from enforcing and/or collecting such deficiency. Each Borrower hereby waives any right to notice of a foreclosure under any security agreement or other similar agreement given to the Bank by any other Borrower which secures any part or all of the Borrowers’ joint and several liability.

          Section 11.8 Borrower’s Bankruptcy. Each Borrower expressly agrees that its liability and obligations under the Notes and this Agreement shall not in any way be affected by the institution by or against any other Borrower or any other person or entity of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors, or any action taken or not taken by the Bank in connection therewith, and that any discharge of any Borrower’s joint and several liability pursuant to any such bankruptcy or similar law or other laws shall not discharge or otherwise affect in any way the obligations of any other Borrower under the Notes and this Agreement, and that upon or at any time after the institution of any of the above actions, at the Bank’s sole discretion, the Borrowers’ joint and several obligations shall be enforceable against any Borrower that is not itself the subject of such proceedings. Each Borrower expressly waives any right to argue that the Bank’s enforcement of any remedies against that Borrower is stayed by reason of the pendency of any such proceedings against any other Borrower.

          Section 11.9 No Subrogation. Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by the Bank, such Borrower shall not be entitled to be subrogated to any of the rights of the Bank against any other Borrower or any other guarantor or any collateral security or guaranty or right of offset held by the Bank for the payment of the Obligations, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Bank by the Borrowers on account of the Obligations are irrevocably paid in full. If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by that Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Bank in the exact form received by the Borrower (duly endorsed by the Borrower to the Bank, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Bank may determine.

          Section 11.10 Borrowers’ Financial Condition. Each Borrower is familiar with the financial condition of each other Borrower, and each Borrower has executed and delivered this Agreement and the Notes based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Bank. The Bank shall have no obligation to provide a Borrower with any advice whatsoever or to inform any Borrower at any time of the Bank’s actions, evaluations or conclusions on the financial condition or any other matter concerning any Borrower.

          Section 11.11 Relationship of Borrowers. Each Borrower represents that it expects to derive benefits from the extension of credit accommodations to each Borrower by the Bank, and finds it advantageous, desirable and in its best interests to execute and deliver this Agreement and the Notes to the Bank.

          Section 11.12 Appointment of Agent. Each Borrower agrees that advances under any Loan may be requested solely by Holding Company as agent for the Borrower. Any advances which may be made by the Bank under any Loan which are disbursed to Holding Company shall be received by Holding Company in trust for the Borrower on whose behalf the advance was requested. Holding Company shall distribute the proceeds of any such advance solely to the Borrower on whose behalf the advance was requested. Each Borrower shall be directly indebted to the Bank for each advance distributed to it by Holding Company as if that amount had been advanced directly by the Bank to the Borrower who received such proceeds, in addition to which each other Borrower shall be jointly and severally obligated to the Bank in such amount as co-obligor. In furtherance of the foregoing, each Borrower hereby appoints Holding Company as such Borrower’s agent and attorney-in-fact for the purposes of requesting advances under the Loans, making representations and warranties, distributing proceeds of any advances under the Loans, and generally taking such other action as is necessary or desirable to administer the Loans on behalf of the Borrowers and for any other purpose necessary or desirable in connection with this Agreement or any other Loan Document.

          ARTICLE 12 MISCELLANEOUS

          Section 12.1 Waiver and Amendment. No failure on the part of the Bank or the holder of any Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under any Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or any holder of any Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank. Any amendment, modification, waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

          Section 12.2 Expenses and Indemnities. The Borrower jointly and severally agrees to reimburse the Bank upon demand for all reasonable and documented expenses paid or incurred by the Bank (including any filing or recording fees, audit/appraisal fees and expenses, and reasonable fees and expenses of legal counsel) in connection with the transactions contemplated by this Agreement, and the preparation and negotiation of this Agreement or any amendment, or any modification, interpretation, collection and enforcement of the Loan Documents. The Borrower jointly and severally agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower jointly and severally agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of instructions for making Loans or disbursing the proceeds thereof, except to the extent such loss or expense is a result of the gross negligence or willful misconduct of the Bank. The obligations of the Borrower under this Section 12.2 shall survive any termination or expiration of the Revolving Credit Facility and payment in full of the Obligations.

          Section 12.3 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, fax/e-mail transmission or overnight courier for next Business Day delivery addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other parties hereto in writing. Any notice or other communication to the Borrower shall be sent to the Borrower c/o the Holding Company. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the first Business Day after the date of sending thereof if sent by fax/e-mail transmission, or from a first Business Day after the date of sending if sent by overnight courier for next Business Day delivery; provided, however, that any notice to the Bank under Article 2 or Article 3 hereof shall be deemed to have been given only when received by the Bank. If notice to the Borrower of any intended disposition of the Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten calendar days prior to the date of intended disposition or other action.

          Section 12.4 Successors. This Agreement shall be binding on the Borrower and the Bank, and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank, and the successors and assigns of the Bank. The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank.

          Section 12.5 Assignments, Participations and Information. The Bank may assign, and may sell participation interests in, any or all of its Loans to any Person; provided however that if at the time of such assignment no Event of Default then exists, the Bank shall not assign the Loans without the consent of the Borrower. The Bank may furnish any information concerning the Borrower in its possession from time to time to assignees, prospective assignees, participants and prospective participants, and may furnish information in response to credit inquiries, in each case consistent with general banking practice.

          Section 12.6 Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 12.7 Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

          Section 12.8 Entire Agreement. This Agreement, the Notes, and the other Loan Documents, embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, including without limitation all term sheets and commitment letters.

          Section 12.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Any executed counterpart of this Agreement delivered by fax/e-mail transmission to the other parties hereto shall constitute an original counterpart of this Agreement.

          Section 12.10 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

          Section 12.11 Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY OR RAMSEY COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

          Section 12.12 Waiver of Jury Trial. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          Section 12.13 USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Bank will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow the Bank to identify the Borrower. The Bank may also ask to see the Borrower’s legal organizational documents or other identifying documents.

          Section 12.14 Borrower Acknowledgments. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Bank has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower, on the one hand, and the Bank, on the other hand, and (d) the Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank and neither the Borrower nor any third party is entitled to rely thereon.

(The signature page follows.)

          THE PARTIES HERETO have caused this Credit Agreement to be executed as of the date first above written.

Borrower’s Address for Notices:
MGC DIAGNOSTICS CORPORATION
c/o MGC Diagnostics Corporation
350 Oak Grove Parkway
St. Paul, MN 55127-8599	By:	/s/ Wesley W. Winnekins
Attn: Wesley W. Winnekins	Name: Wesley W. Winnekins
Phone: 651-766-3497	Its: Chief Financial Officer, Chief Operating
Fax: 651-484-8941		Officer and Secretary
E-mail:
wwinnekins@mgcdiagnostics.com
MEDICAL GRAPHICS CORPORATION

	By:	/s/ Wesley W. Winnekins
Name: Wesley W. Winnekins
Its: Chief Financial Officer, Chief Operating
Officer and Secretary

[BORROWER’S SIGNATURE PAGE TO CREDIT AGREEMENT

Bank’s Address for Notices:	BMO HARRIS BANK N.A.

BMO Harris Bank N.A.
50 South Sixth Street
Suite 1000	By:	/s/ Sean T. Ball
Minneapolis, MN 55402	Name: Sean T. Ball
Attn: Sean Ball	Its: Vice President
Phone: 612-904-8164
Fax: 612-904-8011
E-mail: sean.ball@bmo.com

[BANK’S SIGNATURE PAGE TO CREDIT AGREEMENT